________________________________________

                   AGREEMENT AND PLAN OF MERGER

                          BY AND BETWEEN

                       BENNION CORPORATION

                               AND

                    INTERNET DEVELOPMENT, INC.

                               AND

                       IDIGLOBAL.COM, INC.

                   Dated as of January 16, 2002

            _________________________________________



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                        TABLE OF CONTENTS
ARTICLE 1  DEFINITIONS.......................................................2

ARTICLE 2  THE MERGER........................................................4

      2.1  The Merger........................................................4
      2.2  Effective Time; Closing...........................................4
      2.3  Effect of the Merger..............................................4
      2.4  Organizational Documents..........................................5
      2.5  Directors and Officers............................................5
      2.6  Merger Consideration..............................................5
      2.7  Surrender of Certificates.........................................6
      2.8  No Further Ownership Rights in Company Stock......................8
      2.9  Lost, Stolen or Destroyed Certificates............................8
      2.10 Tax Consequences..................................................8
      2.11 Taking of Necessary Action; Further Action........................8
      2.12 Dissenters Rights.................................................8

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................9

      3.1  Authority.........................................................9
      3.2  Due Organization..................................................9
      3.3  Capital Stock.....................................................9
      3.4  Subsidiaries.....................................................10
      3.5  No Conflicts.....................................................10
      3.6  Financial Statements.............................................11
      3.7  Absence of Undisclosed Liabilities...............................11
      3.8  Absence of Certain Changes.......................................11
      3.9  Taxes............................................................11
      3.10 Voting...........................................................12
      3.11 Litigation.......................................................12
      3.12 Intellectual Property............................................12
      3.13 Material Contracts; No Defaults..................................13
      3.14 No Finders.......................................................13
      3.15 Employee Relations...............................................13
      3.16 Transactions With Affiliates.....................................13


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      3.17 Compliance with Securities Laws..................................14
      3.18 Disclosure.......................................................14

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER Entity.......14
      4.1  Authority........................................................14
      4.2  Organization of Parent...........................................14
      4.3  Organization of Merger Sub.......................................14
      4.4  Capital Stock of Parent..........................................14
      4.5  Capital Stock of Merger Sub......................................15
      4.6  Subsidiaries.....................................................15
      4.7  No Conflicts.....................................................15
      4.8  SEC Reports; Financial Statements................................16
      4.9  Absence of Undisclosed Liabilities...............................16
      4.10 Absence of Certain Changes.......................................17
      4.11 Taxes............................................................17
      4.12 Litigation.......................................................17
      4.13 Intellectual Property............................................17
      4.14 Material Contracts; No Defaults..................................18
      4.15 No Finders.......................................................18
      4.16 Securities Law Compliance........................................18
      4.17 Employee Relations...............................................18
      4.18 Transactions With Affiliates.....................................18
      4.19 Compliance with Securities Laws..................................19
      4.20 Disclosure.......................................................19

ARTICLE 5  ADDITIONAL AGREEMENTS............................................19
      5.1  Rights Agreement.................................................19
      5.2  Voting Agreement.................................................19
      5.3  Consent of Company Stockholders..................................19
      5.4  Reasonable Efforts; Notification.................................20

ARTICLE 6  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER ENTITY..20
      6.1  Representations  and Warranties..................................20
      6.2  Performance......................................................20

      6.3  Orders and Laws..................................................20
      6.4  Regulatory Consents and Approvals; Third Party Consents..........21
      6.5  Stockholder Approval.............................................21
      6.6  Other Agreements.................................................21

ARTICLE 7  CONDITIONS PRECEDENT TO  OBLIGATIONS OF COMPANY21
      7.1  Representations and Warranties...................................21
      7.2  Performance......................................................21
      7.3  Regulatory Consents and Approvals................................21
      7.4  Orders and Laws..................................................22
      7.5  StockholderApproval..............................................22
      7.6  Additional Agreements............................................22

ARTICLE 8  COVENANTS........................................................22
      8.1  Assumption of Liabilities and Obligations of Company by Parent...22
      8.2  Indemnification..................................................22
      8.3  Conduct of Business Pending Completion of Merger.................23

ARTICLE 9  TERMINATION OF REPRESENTATIONS AND WARRANTIES....................23
      9.1  Termination of Representations, Warranties.......................23

ARTICLE 10 TERMINATION......................................................23
      10.1 Termination......................................................23
      10.2 Effect of Termination............................................23

ARTICLE 11 Certain Additional Matters.......................................24
      11.1 Management.......................................................24
      11.2 Redemption.......................................................24

ARTICLE 12 RESOLUTION OF CONTROVERSIES AND DISPUTES.........................24
      12.1 Scope............................................................24
      12.2 Situs............................................................24
      12.3 Fees.............................................................24

ARTICLE 13 MISCELLANEOUS....................................................25
      13.1 Notices..........................................................25
      13.2 Entire Agreement.................................................25
      13.3 Expenses.........................................................26
      13.4 Waiver...........................................................26

      13.5 Amendment........................................................26
      13.6 No Assignment; Binding Effect....................................26
      13.7 Headings.........................................................26
      13.8 Invalid Provisions...............................................26
      13.9 Governing Law....................................................26
      13.10 Counterparts....................................................26
      13.11 No Negative Inference against Preparer..........................27
      13.12 Third Parties...................................................27
      13.13 No Admission of Liability.......................................27



                        TABLE OF EXHIBITS

           Rights Agreement                           Exhibit A
           Voting Agreement                           Exhibit B
           Non Competition Agreement                  Exhibit C
           (Steve Comer C-1 and Brent Crabtree C-2)
           Letter of Transmittal                      Exhibit D
           Board of Directors Minutes                 Exhibit E

                   AGREEMENT AND PLAN OF MERGER

      This Agreement And Plan Of Merger (this "Agreement") is made and entered into as of January, 15, 2002, among Bennion Corporation, a Nevada corporation ("Parent"), Internet Development, Inc., a Nevada corporation ("Merger Sub") and idiglobal.com, Inc., a Delaware corporation (the "Company"), with principal reference to the following facts:

                             RECITALS

     A. When Parent, Merger Sub and the Company are referred to collectively in this Agreement, they are the "Parties;" whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate, as the context may require.

     B. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law") and not inconsistent with the Nevada Revised Statutes ("Nevada Law"), Parent, Merger Sub, and the Company intend to enter into a business combination transaction wherein Parent will acquire all of the outstanding stock of the Company through the Merger Sub, with such transaction being structured as a merger.

     C. The Board of Directors of the Company (i) has determined that the Merger is fair and advisable to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) subject to the terms and conditions of this Agreement, has determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

     D. The Board of Directors of Parent has determined that the Merger is fair to, and in the best interests of Parent and Merger Sub and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

     E. The Parties intend, by executing this Agreement, to effect a "forward triangular merger" by the applicable definition set forth in 26 CFR 1.358-6(b)(2)(i) of the Internal Revenue Code of 1986, as amended (the "Code").

     F. Contemporaneously with the execution and together with the delivery of this Agreement, certain stockholders of Parent and certain stockholders of the Company will enter into a Stockholders Rights Agreement, a copy of which is attached hereto as Exhibit "A" (the "Rights Agreement").

     G. Contemporaneously with the execution and delivery of this Agreement, Steve Comer, an individual residing in the State of Utah ("Comer"), Brent Crabtree, an individual residing in the State of Utah ("Crabtree"; and, together with Comer the "Principal Stockholders"), and those additional stockholders of the Company referred to on the signature pages thereof will enter into a deliver a voting agreement (hereinafter the "Voting Agreement"), under which they will agree to vote in favor of this Agreement. A copy of the Voting Agreement is attached hereto as Exhibit "B."

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

     H. Contemporaneously with the execution and delivery of this Agreement, the Principal Stockholders will enter into and deliver a non-competition agreement (hereinafter the "Non-competition Agreement"), copies of which are attached hereto as Exhibit "C-1" (Comer) and Exhibit "C-2" (Crabtree).

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                            ARTICLE 1
                           DEFINITIONS

     Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth below. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

     "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

     "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls, or is controlled by, or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person who is the beneficial owner (as such term is used under Section 13(d) of the Exchange Act) of ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

     "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

     "Business Day" means a day other than (i) Saturday, (ii) Sunday, or (iii) any day on which banks located in the States of Nevada and Delaware are authorized or obligated to close for business.

     "Business or Condition" means the business, condition (financial or otherwise), results of operations, Assets and Properties and prospects of the referenced party taken as a whole.

     "Code" is defined as the Internal Revenue Code of 1986, as amended.

     "Company Disclosure Schedule" means the records delivered to Parent by Company herewith, each containing the lists, descriptions, exceptions and other information and materials as are required to be included therein pursuant to this Agreement.

     "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

     "CFR" means the United States Code of Federal Regulations, as amended.

     "Delaware Law" is defined as the applicable provisions of the General Corporation Law of the State of Delaware, as amended, (i) as such statutes pertain to for-profit, non-close corporations formed and organized in Delaware, and (ii) as such statutes pertain to mergers between one or more domestic Delaware corporations.

     "Exchange Act" is defined as the Securities Exchange Act of 1934, as amended.

     "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

     "Intellectual Property" means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer software (including source code, data and related documentation), (f) all other proprietary rights; and (g) all copies and tangible embodiments thereof in whatever form or medium

     "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

     "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

     "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

     "Nevada Law" is defined as the applicable provisions of the Nevada Revised Statutes (i) as such statutes apply to corporations formed and organized within that state, or (ii) as said statutes apply to domestic corporations entering into and performing contracts made and performed in another jurisdiction within the United States; whereby, the terms and provisions of any such contracts would encroach upon the assets of a Nevada domestic corporation.

     "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

     "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

     "Parent Disclosure Schedule" means the records delivered to the Company by Parent herewith, each containing the lists, descriptions, exceptions and other information and materials as are required to be included therein pursuant to this Agreement.

     "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

     "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

                            ARTICLE 2
                            THE MERGER

     2.1 The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, the Company shall be merged with and into the Merger Sub (the "Merger"), the separate corporate existence of the Company shall cease and the Merger Sub shall continue as the surviving entity. The Merger Sub as the surviving entity after the Merger is hereinafter sometimes referred to as the "Surviving Company."

     2.2 Effective Time; Closing. Subject to the provisions of this Agreement, the Parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Nevada in accordance with the relevant provisions of Delaware Law and Nevada Law (the "Certificates of Merger") (the time of such filing with the Secretaries of State of the States of Delaware and Nevada (or such later time as may be agreed in writing by the Company and Merger Sub and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Merger and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Daniel W. Jackson, 525 South 300 East, Salt Lake City, Utah 84111, at a time and date to be specified by the Parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Articles 5 and 6, or at such other time, date and location as the Parties hereto agree in writing (the "Closing Date").

     2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware and Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Company, and all of the several debts, duties and obligations of the Company and the Merger Sub, respectively, shall become the debts, liabilities, duties and obligations of the Surviving Company.

     2.4 Organizational Documents. Unless otherwise agreed to in writing by the Company and Merger Sub prior to the Effective Time, the Articles of Incorporation of the and Bylwas of the Merger Sub shall be the organizational documents of the Surviving Company.

     2.5 Directors and Officers. The directors and officers of the Company shall be the directors and officers of the Surviving Company.

     2.6 Merger Consideration. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Principal Stockholders, or, generally, the holders of any of the following securities, the following shall occur:

           (a)   Conversion of Company Stock.

                 (i) Each share of Common Stock, par value $0.0001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and automatically converted into the right to receive .68415051 shares (the "Common Stock Exchange Ratio") of the common stock of Parent, par value $.001 per share ("Parent Stock"), upon surrender of each certificate representing such shares of Company Common Stock in the manner provided in Section 2.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.9) and compliance with the conditions set forth in Section 2.7(e).

                 (ii) If any shares of Company Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Stock issued in exchange for such shares of Company Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

           (b)   Stock Options, Warrants and Convertible Securities.

                 (i) At the Effective Time, each outstanding employee or director option to purchase shares of Company Common Stock ("Company Stock Option") granted under the Company's plans or agreements pursuant to which Company Stock Options or other stock-based awards of the Company have been or may be granted (collectively, the "Company Stock Plans"), whether vested or not vested, shall be deemed assumed by the Parent in accordance with the terms (as in effect as of the date thereof) of the Company Stock Plans. From and after the Effective Time,
(A) each Company Option assumed by Parent may be exercised solely for shares of Parent Stock, (B) the number of shares of Parent Stock subject to each Company Stock Option shall be equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Date multiplied by the Exchange Ratio, rounding down to the nearest whole share of Parent Stock, (C) the per share exercise price of such Company Stock Option shall be adjusted by dividing the per share exercise price under each such Company Stock Option by the Exchange Ratio and rounding up to the nearest cent and (D) any restriction on the exercise of any Company Stock Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Stock Option shall otherwise remain unchanged; provided, however, that each such Company Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, subdivision, reclassification, reorganization, stock split, combination or similar transaction subsequent to the Effective Time. The Company shall take all actions that may be necessary (under the Company Stock Plans) to effectuate the provisions of this Section 2.6(b)(i) and to ensure that, from and after the Effective Time, holders of Company Stock Options have no rights with respect thereto other than those specifically provided herein. As soon as practicable after the Effective Time, Parent shall issue to each holder of an outstanding Company Stock Option, a document evidencing assumption of the Company Stock Option by Parent.

           (c) Fractional Shares. No fraction of a share of Parent Stock will be issued by virtue of the Merger. The declaration of the fractional values that reflect the calculation of the Exchange Ratio shall not be interpreted to indicate fractional conversion values. Upon the application of the Exchange Ratio, holders of Company Stock entitled to receive Parent Stock pursuant to the operation of the Merger will be entitled to that number of shares, in the aggregate, then rounded upward to the nearest one-whole share.

           (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exchangeable or exercisable for, directly or indirectly, Parent Stock or Company Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Stock or Company Stock occurring on or after the date hereof and prior to the Effective Time.

     2.7   Surrender of Certificates.

           (a) Exchange Procedures. Promptly after the Effective Time, Parent shall make available for exchange in accordance with this Article 2, the shares of Parent Stock issuable pursuant to Section 2.6 in exchange for outstanding shares of Company Stock. Each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which, as of such record date and immediately prior to the Effective Time, represented the total issued and outstanding shares of Company Stock, whose shares will be converted into the right to receive shares of Parent Stock shall surrender its certificate or certificates, and shall be entitled to receive in exchange therefore, a certificate or certificates representing the number of whole shares of Parent Stock with respect to the shares of Company Stock represented by such Certificate and the Certificates so surrendered shall forthwith be canceled.

           (b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Stock with a record date after the Effective Time will be paid to the holders of any Certificates that have not been properly surrendered in respect of the shares of Parent Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates.

           (c) Transfers of Ownership. If certificates for shares of Parent Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefore are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Parent or any agent designated by it, any transfer or other taxes and any fees payable to the Parent's stock transfer agent, required by reason of the issuance of certificates for shares of Parent Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

           (d) Company Stockholder Representations. The right of each Company stockholder to receive a certificate representing the Parent Stock to which a Company stockholder is entitled shall be subject to the execution and delivery of a Letter of Transmittal ("Letter of Transmittal"), a form of which is attached hereto as Exhibit "D".

           (e) Legends. The certificates evidencing the shares of Parent Stock shall bear the legend set forth below (or substantially equivalent legends), together with other legends required by the laws of the State of
Nevada:

            THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE
            U.S. SECURITIES ACT OF 1933 AS AMENDED, HAVING
            BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT
            WITH A VIEW TO REDISTRIBUTE.  THEY MAY NOT BE SOLD
            OR OFFERED FOR IN ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SHARES UNDER THE SECURITIES ACT OF
            1933 AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY
            TO THE CORPORATION AND AN EXEMPTION FROM THE SECURITIES
            ACT OF 1933 AS AMENDED, IS AVAILABLE AND THAT SUCH REGISTRATION IS NOT REQUIRED, OR IN THE ALTERNATIVE THAT SUCH SHARES MAY BE SOLD UNDER RULE 144 AS PROMULGATED BY
            THE SECURITIES AND EXCHANGE COMMISSION OF THE UNITED STATES.

The legend set forth above shall be removed by Parent from any certificate evidencing the shares upon delivery to Parent of an opinion by counsel, which opinion and counsel shall be reasonably satisfactory to Parent, that a registration statement under the Securities Act of 1933 (the "Act") is at that time in effect with respect to the legend-bearing security or that the transfer of such security is exempt from registration under the Act. In addition, those shares of Parent Stock issued to the Company's stockholders which are a party to the Rights Agreement shall be entitled to the benefits and subject to the terms and conditions of the Rights Agreement.

     2.8 No Further Ownership Rights in Company Stock. All shares of Parent Stock issued upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock. There shall be no further registration of transfers on the records of the Company or the Surviving Company of shares of Company Stock, which were outstanding immediately prior to the Effective Time. If after the Effective Time certificates evidencing ownership on the Company are presented to the Surviving Company or Parent for any reason, they shall be canceled and exchanged as provided in this Article 2.

     2.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Stock, provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Company with respect to the Certificates alleged to have been lost, stolen or destroyed.

     2.10 Tax Consequences. It is intended by the Parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code, and in particular a triangular merger within the definition rendered by 26 CFR 1.358-6(b)(2)(i). The Parties hereto adopt this Agreement in order to effect a transaction that qualifies as a "plan of reorganization" and in particular a "triangular merger" under Section 368(a)(1)(A) or under Section 368(a)(1)(G) of the Code by reason of the application of Section 368(a)(2)(D) of the Code.

     2.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action, so long as such action is consistent with this Agreement. Parent shall cause Merger Sub to perform fully all of its obligations relating to this Agreement and the transactions contemplated hereby.

     2.12 Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person who has neither voted in favor of nor consented to the Merger and who complies with all of the provisions of Delaware Law concerning the right of holders of such stock to dissent from the Merger and require an appraisal of their shares, shall not be converted as described in this Article 2 but shall have, at the Effective Time, by virtue of the Merger and without any further action, the right to receive such consideration as may be determined to be due to such stockholder in accordance with the Delaware Law; provided, however, that shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a stockholder who shall, after the Effective

Time, withdraw his or her demand for appraisal or lose his or her right of appraisal, in either case pursuant to Delaware Law, shall be deemed to be converted as of the Effective Time into the right to receive Parent Stock.

                            ARTICLE 3
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the Company Disclosure Schedule, the Company represents and warrants to Parent and to Merger Sub as follows:

     3.1 Authority. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to authorization of the Merger and the transactions contemplated hereby by the stockholders of the Company, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to authorization of the Merger and the transactions contemplated hereby by the stockholders of the Company. This Agreement has been duly and validly executed and delivered by the Company, constitutes a legal, valid and binding obligation of the Company, and is enforceable against Company in accordance with its terms.

     3.2 Due Organization. The Company and Internet Development, Inc., a Utah corporation ("IDI"), are each corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each of them is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and assets and to carry on their business in the places and in the manners they have been and are now being conducted except for such failures to be so authorized, qualified and licensed as could not reasonably be expected, in the aggregate, to have a material adverse effect on the business, operations or financial condition of the Company and IDI taken as a whole. Except as set forth in Section 3.2 of the Company Disclosure Schedule, the Company and IDI are each duly qualified, licensed or admitted to do business and are in good standing in each jurisdiction in which the ownership, use or leasing of their assets and properties, or the conduct or nature of their business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company or IDI taken together could not be reasonably expected to have a material adverse effect on their businesses or on the transactions contemplated by this Agreement. The Company and IDI have, prior to the execution of this Agreement, delivered to Parent true and complete copies of their Certificates of Incorporation, bylaws, and other charter documents as in effect on the date hereof.

     3.3   Capital Stock.

           (a)   The authorized capital stock of the Company consists of:
42,000,000 shares of Company Common Stock, of which 10,962,500 shares had been issued and were outstanding as of the date hereof, and 8,000,000 shares of Class A Preferred Stock, of which no shares were issued and outstanding as of the date hereof. As of the date of this Agreement, there are no shares of Company Common Stock or Company Preferred Stock held in treasury by the Company. No shares of the

Company Common Stock are the subject of any registration statement required to be filed, or having been filed, with the Securities and Exchange Commission.

           (b) As of the date of this Agreement the Company has granted 2,820,000 Company Stock Options pursuant to Company Stock Plans and such stock has been reserved for issuance upon the exercise or conversion of such Company Stock Options. Section 3.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name of the optionee and
(ii) the number of shares of Company Common Stock subject to such Company Stock Option.

           (c) As of the date of this Agreement, except for the Company Stock Options and except as set forth in Section 3.3(b) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, equity securities, or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character ("Equity Equivalents") to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, or similar ownership interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which any of them is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

     3.4 Subsidiaries. The Company's only Subsidiary is IDI. IDI is a wholly owned Subsidiary of the Company. IDI does not have, nor has it ever had, any Subsidiaries.

     3.5 No Conflicts. The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

           (a) conflict with or result in a material violation or breach of any of the terms, conditions or provisions of any article contained in the Certificate of Incorporation or by-laws of the Company or the Articles of Incorporation or by-laws of IDI;

           (b) conflict with or result in a material violation or breach of any term or provision of any Law or Order applicable to Company or IDI or any of their respective Assets and Properties; or

           (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under,
(iii) require the Company or IDI to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon any of the Assets or Properties of the Company or IDI pursuant to, any Contract or License to which either the Company or IDI is a party or by which any of their respective Assets and Properties is bound, except for any of the foregoing which, taken together, would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and IDI taken as a whole.

     3.6 Financial Statements. The Company has provided to Parent (a) its audited, consolidated balance sheets as of December 31, 1999 and December 31, 2000 and its related consolidated statements of income and cash flows for the fiscal years then ended and (b) the unaudited (pro-forma basis) balance sheet and related consolidated statements of income and cash flows for the one year period ended December 31, 2001 (all such statements, are sometimes referred to herein as the "Company Financial Statements"). The balance sheets as of December 31, 1999 and December 31, 2000 included in the consolidated Company Financial Statements present fairly the consolidated financial position of the Company as of the dates indicated and the consolidated income statements and consolidated statements of cash flows included therein for the fiscal years ended December 31, 1999 and December 31, 2000 present fairly the consolidated results of operations and cash flows of the Company for the periods then ended. The financial statements included in the Company Financial Statements as of and for the one year period ended December 31, 2001 are management information accounts prepared from the Company's books and records in accordance with its established practices and procedures for interim financial statements and do not include normal recurring year end adjustments.

     3.7 Absence of Undisclosed Liabilities. To the knowledge of the Company, except (i) as and to the extent reflected or disclosed in the Company Financial Statements and (ii) to the extent of reserves taken, neither the Company nor IDI has any material liabilities or obligations of a nature required by GAAP, as consistently applied by the Company, to be reflected on a balance sheet except for liabilities or obligations which were incurred in the ordinary course of business.

     3.8 Absence of Certain Changes. To the knowledge of the Company, since June 30, 2001, the Company and IDI have conducted their business in the ordinary course and there has not been any material adverse change in the business, operations or financial condition of the Company and IDI taken as a whole except as a result of general economic or industry-wide conditions. To date the Company has not declared any dividends with respect to its capital stock.

     3.9   Taxes.

           (a) Except as set forth in Section 3.9 of the Company Disclosure Schedule, the Company and IDI have (i) duly filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns (as hereinafter defined) required to be filed by or with respect to the Company and IDI other than those Tax Returns the failure of which to file would not have a material adverse effect on the business, operations or financial condition of the Company and the IDI taken as a whole, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or have made adequate provision on their consolidated balance sheet (in accordance with generally accepted accounting principles) for all material Taxes (as hereinafter defined) shown to be due on such tax returns. There are no material liens for Taxes upon the assets of either the Company or IDI except for statutory liens for current taxes not yet due. Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor IDI has received any notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities or Taxes of the Company or IDI which has not been fully paid or finally settled, and any such deficiency or assessment shown on such the Company Disclosure Schedule is either being contested in good faith through appropriate proceedings or, in the Company's opinion, is immaterial.

           (b) "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local, or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

           (c) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

     3.10   Voting.   The affirmative vote of the holders of a majority of the
outstanding shares of the Company Stock is the only vote of the holders of any class or series of the Company capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     3.11 Litigation. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against it (a) which could reasonably be expected to result in a material adverse effect on the business, operations or financial condition of the Company and IDI taken as a whole, or (b) that in any manner calls into question the validity or enforceability of this Agreement or any action taken or to be taken in connection herewith. Neither the Company nor IDI is a party or subject to the provisions of any order, injunction, judgment or decree of any court or government agency or instrumentality (other than government decrees of general applicability) which could reasonably be expected to have a material adverse effect on their businesses, operations and financial conditions, taken as a whole.

     3.12   Intellectual Property.

            (a) The Company or IDI owns or has a license to use all trademarks, service marks, trade names, and copyrights used in or required for their businesses as presently conducted, free from any liens or security interests other than liens and security interests in favor of Parent. No royalty payments, license fees, or other similar payments with respect to any third party trademark, service mark, trade name or copyright is past due except for any such payments which are being contested in good faith.

            (b) To the best of the Company's knowledge, (i) neither the Company nor IDI has infringed upon and neither of them is currently infringing upon any third party copyright or trademark and (ii) neither of them has misappropriated or engaged in the unauthorized use of any trade secret or similar confidential information of a third party except for such infringements, misappropriations and unauthorized use as would not, when taken together, be reasonably expected to have a material adverse effect on the business, operations or financial condition of the Company and IDI taken as a whole. Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, there are no claims or proceedings pending or, to the Company's knowledge, threatened in writing within the past twelve months, against the Company or IDI asserting that the Company or IDI is infringing or engaging in the unauthorized use of any intellectual property of any person or entity.

     3.13 Material Contracts; No Defaults. All of the Company's and IDI's executory Contracts have been entered into in the ordinary course of business and except as described in Section 3.13 of the Company Disclosure Schedule and except as could not reasonably be expected to have a material adverse effect on the Company and IDI, taken as a whole, neither the Company nor IDI has received a notice of breach or termination with respect to any such Contract. The Termination Agreement, by and between the Company and Worldwide Financial Holdings, Inc., a Nevada corporation ("WWFI"), terminating the Agreement and Plan of Merger by and between WWFI and the Company as well as all other documents related to the transactions contemplated by the Agreement and Plan of Merger, is in full force and effect. A true, correct and complete copy of which has been provided to Parent.

     3.14 No Finders. Neither the Company nor IDI will be liable directly or indirectly to pay any brokerage fee, commission, finder's fee or financial advisory or similar fee by reason of the transactions contemplated by this Agreement to any person claiming such compensation by reason of any agreement or relationship with the Company or IDI or any affiliate thereof or with the Company or IDI or any of their shareholders or any affiliate thereof.

     3.15 Employee Relations. The Company and IDI have complied in all material respects with all applicable laws, rules and regulations that relate to prices, wages, hours, harassment, access by disabled persons, discrimination in employment and collective bargaining and neither of them is liable for (i) any arrears of wages, except to the extent that such arrears are being contested in good faith, or (ii) for any taxes or penalties for failure to comply with any of the foregoing, except for such taxes or penalties as are not reasonably expected, in the aggregate, to have a material adverse effect on the business, operations or financial condition of the Company or IDI taken as a whole.

     3.16 Transactions With Affiliates. Section 3.16 of the Company Disclosure Schedule hereto lists each material contract, agreement or arrangement between the Company or IDI and any person who is or has ever been an officer or director of the Company or IDI, or a person owning of record or known by the Company or IDI to own beneficially 10% or more of the issued and outstanding Company Common Stock (an "Affiliated Person"), and which either
(i) is to be performed in whole or in part after the date hereof or (ii) was entered into within one year before the date hereof. Each such contract, agreement or arrangement required to be so listed was entered into for a bona fide business purpose and either (i) the amount paid or received, whether in cash, in services or in kind, was, in the then reasonable business judgment of the Company or IDI, as the case may be, no less favorable to the Company or IDI, than terms available from otherwise unrelated parties in arm's-length transactions or (ii) a comparable arrangement was not, in the then reasonable business judgment of the Company or IDI, as the case may be, available from a third party. Except as disclosed in Section 3.16 of the Company Disclosure Schedule hereto or otherwise disclosed herein, no Affiliated Person has, or has had during the preceding year, to the knowledge of the Company, any interest, directly or indirectly, in any material transaction with the Company or IDI.

     3.17   Compliance with Securities Laws.  Except as set forth in Section
3.17 of the Company Disclosure Schedule, all of the securities issued by the Company within the three years prior to the date of this Agreement were issued in transactions exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws.

     3.18 Disclosure. Without limiting any of the representations and warranties contained herein, no representation or warranty of the Company contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made not misleading, in light of the circumstances under which they were made.

                            ARTICLE 4
     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth on the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant to Company and Principal Stockholders as follows:

     4.1 Authority. Each of Parent and Merger Sub has all requisite corporate and other power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of them. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of each such party and is enforceable against each such party in accordance with its terms.

     4.2 Organization of Parent. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Parent has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Parent has prior to the execution of this Agreement delivered to Company true and complete copies of its charter documents as in effect on the date hereof. Parent is not an "Issuing Corporation" within the meaning of NRS 78.3788.

     4.3 Organization of Merger Sub. Merger Sub is a wholly owned subsidiary of Parent, organized and validly existing under the laws of the State of Nevada. Merger Sub has full power and authority to conduct its business to the extent of its obligations hereunder. Parent will deliver true and complete copies of Merger Sub's charter documents to the Company and Principal Stockholders prior to the Effective Date. Merger Sub is formed for the purpose of participating in this transaction and prior to the effective date Merger Sub will not enter into any agreements, contracts or understandings other than with respect to the issuance of its capital stock or other similar ownership units to Parent.

     4.4 Capital Stock of Parent. The authorized capital stock of Parent consists of 50,000,000 authorized shares, par value $.001 per share. The total number of issued and outstanding shares of Parent Stock prior to the completion of the Merger is 4,000,000. After the closing of the Merger, the total number of issued and outstanding shares shall be 11,500,000, which number shall include 7,500,000 shares of Parent Stock issued to the Stockholders of the Company pursuant to this

Agreement. Except as set forth in Section 4.4 of the Parent Disclosure Schedule, there are no subscriptions, options, warrants, equity securities, or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, or similar ownership interests of Parent or obligating Parent to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement, except for the issuance and delivery of those shares of its stock, contemplated to occur in accordance with the terms and conditions hereunder. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Parent is a party or by which it is bound with respect to any equity security of any class of Parent. The Parent Stock is not the subject of any registration statement which was required to be filed with the Securities and Exchange Commission or with any state's securities commissioner.

     4.5 Capital Stock of Merger Sub. The authorized capital stock or ownership units of Merger Sub consists solely of 1,000 shares of common stock, par value .001 per share. The total number of issued and outstanding shares of common stock is one (1) share, which share is owned by the Parent. Merger Sub does not have, nor has it ever had, any Subsidiaries. At the Effective Time, there shall be no subscriptions, options, warrants, equity securities, or similar ownership interests, calls, rights (including preemptive rights), commitments, or agreements of any character to which Parent or Merger Sub will be a party, or by which it will be bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchased, redeemed or to otherwise acquire, or cause the repurchase, redemption, or acquisition of, any shares of capital stock of Merger Sub or that will obligate Parent or Merger Sub to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement, except for those commitments for the sale, exchange, and subsequent amalgamation of its stock, as is contemplated to occur in accordance with the terms and conditions hereunder. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Parent or Merger Sub is a party or by which it is bound with respect to any equity security of any class or other similar ownership interest of Merger Sub.

     4.6 Subsidiaries. The Parent's only Subsidiary is the Merger Sub. Merger Sub is directly and wholly owned by the Parent. Merger Sub does not have, nor has it ever had, any Subsidiaries.

     4.7 No Conflicts. The execution and delivery by Parent of this Agreement does not, and the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

           (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws (or other comparable corporate charter documents) of Parent or Merger Sub;

           (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Parent, Merger Sub or any of their respective Assets and Properties; or

           (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under,
(iii) require Parent or Merger Sub to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon Parent, or any of its respective Assets and Properties pursuant to, any Contract or License to which it is a party or by which any of its Assets and Properties is bound except for any of the foregoing which, taken together, would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of Parent or Merger Sub.

     4.8   SEC Reports; Financial Statements.   Parent has filed all forms,
reports and documents with the SEC required under the Securities Act and the Exchange Act and each SEC Report filed by it (the "SEC Reports") complies with the Securities Act and the Exchange Act. None of the SEC Reports contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent amended prior to the date hereof by a subsequently filed SEC Report. The consolidated financial statements of Parent included in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC in respect thereof and fairly presented, in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries, if any, in each case of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of unaudited interim financial statements, to the absence of complete footnote disclosure and to normal year-end adjustments). For purposes of this Agreement, "Parent Balance Sheet" means the consolidated balance sheet of Parent as of December 31, 2000, as set forth in the Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and "Parent Balance Sheet Date" means December 31, 2000. Since the Parent Balance Sheet Date, there has not been any change, or any application or request for any change, by the Parent or Merger Sub in accounting principles, methods or policies for financial accounting or Tax purposes, other than as a result of any changes under GAAP or other relevant accounting principles or changes required by any applicable Tax rule or regulation.

     4.9 Absence of Undisclosed Liabilities. To the knowledge of Parent, except (i) as and to the extent reflected or disclosed in the Parent Financial Statements and (ii) to the extent of reserves taken, neither Parent nor Merger Sub has any material liabilities or obligations of a nature required by GAAP, as consistently applied by Parent, to be reflected on a balance sheet except for liabilities or obligations which were incurred in the ordinary course of business.

     4.10 Absence of Certain Changes. Except as set forth in Section 4.10 of the Parent Disclosure Schedule and to the knowledge of Parent, since December 31, 2000, Parent and Merger Sub has conducted their businesses in the ordinary course and there has not been any material adverse change in the business, operations or financial condition of Parent or Merger Sub as a whole, except as a result of general economic or industry-wide conditions. Since December 31, 2000, Parent has not declared any dividends with respect to its capital stock.

     4.11   Taxes.

            (a) Except as set forth in Section 4.11 of the Parent Disclosure Schedule, Parent and Merger Sub have each (i) duly filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns (as hereinafter defined) required to be filed by or with respect to Parent and Merger Sub other than those Tax Returns the failure of which to file would not have a material adverse effect on the business, operations or financial condition of Parent and Merger Sub taken as a whole, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or have made adequate provision on its balance sheet (in accordance with generally accepted accounting principles) for all material Taxes (as hereinafter defined) shown to be due on such tax returns. There are no material liens for Taxes upon the assets of either Parent or Merger Sub except for statutory liens for current taxes not yet due. Except as set forth in
Section 4.11 of the Parent Disclosure Schedule, neither Parent nor Merger Sub has received any notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities or Taxes of Parent or Merger Sub which has not been fully paid or finally settled, and any such deficiency or assessment shown on such Schedule is being contested in good faith through appropriate proceedings.

     4.12 Litigation. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against it or Merger Sub (a) which could reasonably be expected to result in a material adverse effect on the business, operations or financial condition of Parent and Merger Sub taken as a whole, or (b) that in any manner calls into question the validity or enforceability of this Agreement or any action taken or to be taken in connection herewith. Neither Parent nor Merger Sub is a party or subject to the provisions of any order, injunction, judgment or decree of any court or government agency or instrumentality (other than government decrees of general applicability) which could reasonably be expected to have a material adverse effect on their businesses, operations and financial conditions, taken as a whole.

     4.13   Intellectual Property.

            (a) Parent owns or has a license to use all trademarks, service marks, trade names, and copyrights used in or required for its business or the business of Merger Sub as presently conducted, free from any liens or security interests. No royalty payments, license fees, or other similar payments with respect to any third party trademark, service mark, trade name, or copyright is past due except for any such payments which are being contested in good faith.

            (b) To the best of Parent's knowledge, (i) neither Parent nor Merger Sub has infringed upon and neither of them is currently infringing upon, any third party copyright or trademark and (ii) none of them has misappropriated or engaged in the unauthorized use of trade secret or similar confidential information of any third party except for such infringements, misappropriations and unauthorized use as would not, when taken together, be reasonably expected to have a material adverse effect on the business, operations or financial condition of Parent and Merger Sub taken as a whole. Except as set forth in Section 4.13(b) of the Parent Disclosure Schedule, there are no claims or proceedings pending or, to Parent's knowledge, threatened in writing within the one year prior to the Closing Date, against Parent or Merger Sub asserting that Parent or Merger Sub is infringing or engaging in the unauthorized use of any intellectual property or any person or entity.

     4.14 Material Contracts; No Defaults. All of the Parents and Merger Sub's executory Contracts have been entered into in the ordinary course of business and except as described in Section 4.14 of the Parent Disclosure Schedule and except as could not reasonably be expected to have a material adverse effect on Parent and Merger Sub, taken as a whole, neither Parent or Merger Sub has received a notice of breach or termination with respect to any such Contract.

     4.15   No Finders.   Neither Parent nor the Merger Sub will be liable
directly or indirectly to pay any brokerage fee, commission, finder's fee or financial advisory or similar fee by reason of the transactions contemplated by this Agreement to any person claiming such compensation by reason of any agreement or relationship with Parent or the Merger Sub or any affiliate thereof or with Parent or the Merger Sub or any of their shareholders or any affiliate thereof.

     4.16 Securities Law Compliance. Provided that the Surviving Corporation obtains the appropriate information from each of the holders of Company Stock pursuant to a Letter of Transmittal in form attached hereto and in reliance upon and subject to the accuracy of the information set forth therein, the Parent Stock issuable upon conversion of the Company Stock pursuant to this Agreement will be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of such Act or another exemption from registration thereunder and will also be exempt from state law registration requirements.

     4.17 Employee Relations. Parent and the Merger Sub have complied in all material respects with all applicable laws, rules and regulations that relate to prices, wages, hours, harassment, access by disabled persons, discrimination in employment and collective bargaining and neither of them is liable for (i) any arrears of wages, except to the extent that such arrears are currently be contested in good faith, or (ii) any taxes or penalties for failure to comply with any of the foregoing, except for such taxes or penalties as are not reasonably expected, in the aggregate, to have a material adverse effect on the business, operations or financial condition of Parent or the Merger Sub taken as a whole.

     4.18 Transactions With Affiliates. Section 4.18 of the Parent Disclosure Schedule hereto lists each material contract, agreement or arrangement between Parent or the Merger Sub and any person who is or has ever been an officer, director or manager of Parent or Merger Sub, or person owning of record or known by Parent or Merger Sub to own beneficially 10% or more of the issued and outstanding common stock of Parent or Merger Sub (a "Parent Affiliated Person"), and which either (i) is to be performed in whole or in part after the date hereof or (ii) was entered into within one year before the date hereof. Each such contract, agreement or arrangement required to be so listed was entered into for a bona fide business purpose and either (i) the amount paid or received, whether in cash, in services or in kind, was, in the then reasonable business judgment of Parent or Merger Sub, as the case may be, no less favorable to Parent or Merger Sub, than terms available from otherwise unrelated third parties in arm's-length transactions or (ii) a comparable arrangement was not, in the then reasonable business judgment of Parent or Merger Sub, as the case may be, available from a third party. Except as disclosed in Section 4.17 of the Parent Disclosure Schedule hereto or otherwise disclosed herein, since September 31, 2000, no Parent Affiliated Person has, or has had, any interest, directly or indirectly, in any material transaction with Parent or Merger Sub.

     4.19   Compliance with Securities Laws.  Except as set forth in Section
4.19 of the Parent Disclosure Schedule, all of the securities issued by Parent within the three years prior to the date of this Agreement were issued in transactions exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws.

     4.20 Disclosure. Without limiting any of the representations and warranties contained herein, no representation or warranty of Parent contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made not misleading, in light of the circumstances under which they were made.

                            ARTICLE 5
                      ADDITIONAL AGREEMENTS

     5.1 Rights Agreement. Simultaneously with the execution of this Agreement, certain of the stockholders of Parent and certain of the stockholders of the Company are entering into the Rights Agreement.

     5.2 Voting Agreement. Simultaneously with the execution of this Agreement, the Principal Stockholders and Parent are entering into the Voting Agreement.

     5.3   Consent of Company Stockholders.

           (a) Promptly after the date hereof, the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and bylaws to solicit from its stockholders their written consent in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the consent of its stockholders required by Delaware Law and to obtain such approvals. In connection therewith the Company shall promptly complete the preparation of a consent solicitation and otherwise comply with all legal requirements applicable to obtaining approvals by its stockholders of this Agreement and the transactions contemplated hereby. The Company shall provide Parent with sufficient opportunity to comment upon the form and substance of the solicitation statement (including any amendments or supplements thereto) prior to distributing it to the Company's stockholders and the Company shall use its reasonable best efforts to incorporate Parent's reasonable comments into the solicitation statement (including any amendments or supplements thereto) except to the extent that such comments include information that contains an untrue statement of a material fact or information that omits to state a material fact necessary in order to make the statements made therein not misleading, in light of the circumstances under which they were made.

           (b) The Board of Directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger. Neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent or Merger Sub, the unanimous recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of, adopt, and approve the ensuing plan of reorganization and this Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous, provided that, for all purposes of this Agreement, an action by any Board of Directors or committee thereof shall be unanimous if each member of such Board of Directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

     5.4 Reasonable Efforts; Notification. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

                            ARTICLE 6
               CONDITIONS PRECEDENT TO OBLIGATIONS
                   OF PARENT AND MERGER ENTITY

     The obligation of Parent and Merger Sub to consummate the Merger is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Parent in its sole discretion):

     6.1 Representations and Warranties. Each of the representations and warranties made by Company in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

     6.2 Performance. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by such Parties at or before the Closing.

     6.3 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to Parent, and there shall not be pending on the Closing Date any Action or Proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability, the Company or the transactions contemplated by this Agreement of any such Law.

     6.4 Regulatory Consents and Approvals; Third Party Consents. All consents (or in lieu thereof waivers) to the performance by the Company of its obligations under this Agreement or to the consummation of the transactions contemplated hereby as are required under any Contract to which Company is a party or by which its Assets and Properties are bound (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, except where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Parent or the Business or Condition of the Company.

     6.5 Stockholder Approval. The written approval of the Merger by a majority of the stockholders of Company (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Parent, and (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and notice thereof shall have been provided in accordance with Delaware Law.

     6.6 Other Agreements. The Rights Agreement, the Voting Agreement and the Non-competition Agreements shall be in full force and effect.

                            ARTICLE 7
                     CONDITIONS PRECEDENT TO
                      OBLIGATIONS OF COMPANY

The obligation of the Company to consummate the Merger is subject to the fulfillment, at or before the Closing, of each of the following conditions to the satisfaction of the separate counsels of the Company and the Principal Stockholders (all or any of which may be waived in whole or in part by Company in its sole discretion):

     7.1 Representations and Warranties. Each of the representations and warranties made by Parent and Merger Sub in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

     7.2 Performance. Parent and Merger Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Merger Sub, respectively, at or before the Closing.

     7.3 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Parent and Merger Sub to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

     7.4 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to the Company, and there shall not be pending on the Closing Date any Action or Proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Parent or Merger Sub or the transactions contemplated by this Agreement of any such Law.

     7.5 Stockholder Approval. The approval of the Merger by a majority of the stockholders of the Company (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to the Company, and (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and notice thereof shall have been provided in accordance with Delaware Law.

     7.6 Additional Agreements. The Guarantee, (as defined in Section 8.1), and an Indemnification Agreement (as defined in Section 8.2) with respect to the obligations referred to on the Company Disclosure Schedule 8.2 in form and substance satisfactory to the Company, shall be in full force and effect . In addition, the Rights Agreement, the Voting Agreement, the Contribution Agreement by and between the Company, Brent Crabtree and Steve Comer ("Contribution Agreement") and the Non-competition Agreements shall be in full force and effect.

                            ARTICLE 8
                            COVENANTS

     8.1 Assumption of Liabilities and Obligations of Company by Parent. Prior to the Closing, Parent agrees to negotiate an assumption, settlement, conversion or liquidation of the obligations of the Company to Kevin Griffith and David Conley in amounts equal to approximately $800,000 in total pursuant to a Guarantee, a copy of which is attached hereto as Exhibit "E".

     8.2 Indemnification. At the Closing, Parent and Merger Sub will each execute and deliver an indemnification agreement in the form attached hereto as Exhibit "F"("Indemnification Agreement") in favor of the stockholders, directors, and officers of the Company and IDI, with regard to any and all liabilities and obligations of the Company or IDI for which they may be personally liable as set forth in the Indemnification Agreement.

     8.3 Conduct of Business Pending Completion of Merger. Prior to the closing of the Merger, as contemplated by this Agreement, and except as described hereafter at paragraph 11.2, Parent and the Company each agrees (i) to conduct its business diligently and substantially in the same manner as previously conducted, (ii) that it will not issue, sell, encumber or deliver, or agree to issue, sell, encumber or deliver, any shares of any class of their capital stock or any securities convertible into any securities in turn so convertible, or any options, warrants, or other rights calling for the issuance, sale or delivery of any such shares or convertible securities or authorize or propose any change in its equity capitalization other than upon the exercise of Company Options, (iii) that it will not issue any Equity Equivalents, (iv) that it will not amend its articles of incorporation or bylaws, except as contemplated by this Agreement and (v) that it will not take any action that would or would reasonably be expected to prevent, impair or materially delay its ability to consummate the transactions contemplated by this Agreement. Parent and the Company will each use commercially reasonable efforts to preserve intact its business organization and assets and to maintain its existing relations with customer, employees and business associates.

                            ARTICLE 9
          TERMINATION OF REPRESENTATIONS AND WARRANTIES

     9.1 Termination of Representations, Warranties. The respective representations and warranties of Company, Parent and Merger Sub contained herein, or in any certificates or other documents delivered in connection herewith prior to or at the Closing, shall expire on and shall not survive the Closing and the Effective Time; provided, however, that the covenants set forth herein intended to be performed after the Closing and the Effective Time shall continue in full force and effect in accordance with their terms.

                            ARTICLE 10
                           TERMINATION

     10.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

            (a) at any time before the Closing, by mutual written agreement of Company, Merger Sub, and Parent;

            (b) at any time before the Closing, by Company or Parent, (i) in the event of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) Business Days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party;

            (c) in the event that the transactions contemplated by this Agreement shall not have been consummated on or before three months following the date of this Agreement, and such delay has not been the result of a breach by the terminating party.

     10.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Company, Merger Sub, Principal Stockholders, or Parent (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 13.3 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, termination of this Agreement shall not relieve a party of liability for any breach of this Agreement existing at the time of such termination, and the Company or Parent may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

                            ARTICLE 11
                   CERTAIN ADDITIONAL MATTERS

     11.1 Management. Parent's Board of Directors shall take all such action as may be necessary, including amending its Articles of Incorporation and Bylaws, to cause the number of directors on the Board of Directors to be increased to three (3) as of the Effective Time and to cause to be appointed to Board of Directors of the Parent as of the Effective Time three (3) designees of the Company stockholders. Each such director shall serve in accordance with the terms and conditions set forth in the amended Articles of Incorporation and Bylaws of Parent.

     11.2 Redemption. Company's board of directors shall, prior to or at the time of closing, take all such action as may be necessary, to cause the co-founders of the Company to redeem, cancel or otherwise return to the Company shares of the Company's common stock necessary to comply with the exchange ratio set forth herein and repay, retire or otherwise reduce the outstanding debts and obligations of the Company by a minimum of three hundred thousand dollars ($300,000). The resolution(s) and duly authorized and executed minutes of the Company's board of directors meeting regarding these matters is attached hereto as Exhibit "E".

                            ARTICLE 12
            RESOLUTION OF CONTROVERSIES AND DISPUTES.

     12.1 Scope. The Parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future, as to which the Parties or any of their Subsidiaries, successors (including the succession resulting from the effect of the Merger and this Agreement), or affiliates may be adversarial parties, and whether arising out of this Agreement or from any other cause or action, will first be submitted to a qualified mediator. If a claim has been submitted to a qualified mediator and the Parties are unable to reach an agreeable resolution of the claim within thirty days of the submission of the claim, the Parties shall be free to pursue further legal action.

     12.2 Situs. The situs of mediation shall be chosen by the party against whom mediation is sought, provided only that mediation shall be held at a place in the reasonable vicinity of such party's place of business and shall be within the State of Utah. The situs of counterclaims will be the same as the situs of the original mediation. The mediator will decide any disputes concerning situs.

     12.3 Fees. Each party to the mediation shall pay its own costs and counsel fees.

                            ARTICLE 13
                          MISCELLANEOUS.

     13.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

      If to Company, addressed to:
                idiglobal.com, Inc.
                462 East 800 North
                Orem, UT 84097
                Attn: Kevin Griffith

     With a copy to:
                Parsons Behle & Latimer, P.C.
                One Utah Center
                201 South Main Street, Suite 1800
                Salt Lake City, UT  84145-0898
                Attn: George M. Flint, III

     If to Parent, addressed to:
                Bennion Corporation
                476 East South Temple, Suite 440
                Salt Lake City, Utah 84111

     With a copy to:
                Daniel W. Jackson, Esq.
                525 South 300 East
                Salt Lake City, Utah 84111

     All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon sending, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     13.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, and together with the Rights Agreement, the Voting Agreements, the Non-compete Agreements, the Indemnification Agreement and the Guarantee contains the entire agreement between the Parties with respect to the subject matter hereof.

     13.3 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

     13.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

     13.5 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     13.6 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. Notwithstanding the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns. In addition, the covenants, obligations and agreements made under this Agreement by the Parent shall inure to the benefit of and be binding upon any successor corporation or acquirer that merges with or acquires Parent, whether by way of a stock purchase, asset purchase, merger, consolidation, reorganization, or similar business combination.

     13.7 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     13.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

     13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

     13.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures may be exchanged by telecopy, with original signatures to follow. Each of the Parties hereto agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signatures of the other Parties to this Agreement. The original signature pages shall be forwarded to Parent or its counsel and Parent or its counsel will provide all of the Parties hereto with a copy of the entire Agreement.

     13.11 No Negative Inference against Preparer. This Agreement is the result of negotiations between the Parties, each of which is represented by counsel of their own choosing. All Parties shall be deemed to have drawn this Agreement and no negative inference or interpretation shall be made by a court of competent jurisdiction, or by a mediator, against the party whose counsel drafted this Agreement.

     13.12 Third Parties. Any provision herein, to the contrary notwithstanding, shall not be enforceable by any party other than a party to this Agreement.

     13.13 No Admission of Liability. Neither this Agreement nor the negotiation, preparation, or submission hereof, shall be, or shall be deemed or construed to be (i) an admission of (a) any liability by any of the Parties, or (b) the validity of any claims; or (ii) the basis for any lawsuit or mediation other than an action to enforce, or to seek damages, or other remedy at law or equity for the breach of this Agreement.



        [The Remainder of this Page Is Blank by Intention,
                   Signatures on following page]

In Witness Whereof, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

PARENT:                      Bennion Corporation

                             By:
                             Name: /s/ Jeanne Ball
                             Title: President



MERGER SUB:                  Internet Development, Inc.
(Wholly Owned
Subsidiary of Parent)        By:
                             Name: /s/ Jeanne Ball
                             Title: President


COMPANY:                     idiglobal.com, Inc.,
                             a Delaware corporation

                             By:
                             Name: /s/ Steven R. Comer
                             Title: Chief Executive Office